Michael Wellesley-Wesley President and Chief Executive Officer (631) 845-2000 mww@chyron.com	Jerry Kieliszak Senior Vice President and Chief Financial Officer (631) 845-2000 jerryk@chyron.com

CHYRON CORPORATION REPORTS PROFITS FOR FOURTH QUARTER AND FULL YEAR 2005

MELVILLE, N.Y. - MARCH 8, 2006 - Chyron Corporation (OTCBB: CYRO), a leading developer of hardware and software products serving the broadcast graphics and digital information display industries, announced a profit for the fourth quarter and full year of 2005. This marks the second consecutive quarter and second full year of increasing profits.

Revenue for the year ended December 31, 2005, was $25.1 million, eight percent higher than the previous year's $23.2 million, and included revenue of $0.5 million from the Company's new ChyTV product line. Net income for the year was $706,000, or $0.02 per share, despite a $888,000 operating loss attributable to the new ChyTV product line. Net income for 2005 represents a 131 percent increase over the prior year's net income of $305,000, or $0.01 per share, which included a gain of $224,000 on the sale of equity securities and the receipt of a contingent payment of $96,000 relating to the sale of land in 2003.

Revenue for the fourth quarter ended December 31, 2005, was $6.8 million, including $0.3 million from ChyTV, with net income of $695,000 or $0.02 per share, including a $105,000 operating loss from the ChyTV product line. This compares to revenue of $6.33 million and net income of $97,000, or $0.00 per share, for the fourth quarter of 2004.

Michael Wellesley-Wesley, Chyron President and C.E.O., commented: "Chyron's 2005 profits performance completes the base building stage of the turnaround strategy we have pursued since early 2004. Solid revenue gains in our broadcast graphics business segment coupled with an expanding gross margin and continued tight expense controls resulted in the highest quarterly and annual operating profit in several years."

"Fourth quarter revenues from our new ChyTV business unit, although small in relation to our broadcast graphics revenues, were up 158% over third quarter ChyTV revenues and I remain optimistic for ChyTV's growth prospects in 2006 and beyond. I view 2005 as a year in which we have put in place strong foundations for future growth. We have invested in the development of new graphics systems for our broadcast customers as well as building our new ChyTV business from scratch," added Mr. Wellesley-Wesley.

Gross margins improved to 62 percent for 2005 as compared to 58 percent for 2004. Operating profit improved to $0.8 million for 2005, despite the $0.9 million ChyTV operating loss, versus operating profit of $0.1 million for 2004. Operating profit improved to $0.7 million for the fourth quarter of 2005, from an operating loss of $0.1 million for fourth quarter of 2004.

Interest expense improved to $219,000 for 2005 from $441,000 for 2004 due to lower debt levels and interest rates in 2005. Interest expense improved to $52,000 for fourth quarter 2005 from $98,000 for the comparable prior year's quarter.

Webcast of Earnings Conference Call

Chyron Corporation management will host a conference call on Thursday, March 9, 2006, at 12:00 PM EST, to review the quarter's results; this call will be broadcast live over the Internet simultaneously and may be accessed at www.chyron.com or www.earnings.com.

Web participants are encouraged to go to either website at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software. The online archive will be available shortly after the conclusion of the call and continue for seven days.

Chyron Corporation

With unwavering clarity of vision, Chyron continues to define and dominate the world of broadcast graphics. Winner of numerous awards, including two Emmys, Chyron has proven itself as the undisputed leader in the industry. From the compact Micro-X to the blazing Hyper-X SD/HD, Chyron's exceptional Duet product line brings unmatched, 2D and 3D graphics creation and performance to the most demanding studio and mobile operations. Rounding out Chyron's graphics offerings are still and clip servers, ticker and telestration systems, and MOS newsroom integration solutions. The ChyTV product line leverages Chyron's broadcast expertise with video graphics devices for microcasting to digital information displays. Chyron has a unique, 40-year history of service and support for its products that far exceeds that of most manufacturers. For more information about Chyron products and services, please visit the company websites at www.chyron.com and chytv.com (OTC BB: CYRO).

Forward-looking Statement

From time to time, including in this press release, the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects, technological developments, changes in the industry, new products, research and development activities and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company's actual results to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements. The risks and uncertainties that may affect the operations, performance, development and results of the Company's business include, without limitation, the following: product concentration in a mature market, dependence on the emerging digital market and the industry's transition to DTV and HDTV, consumer acceptance of DTV and HDTV, resistance within the broadcast or cable industry to implement DTV and HDTV technology, use and improvement of the Internet, new technologies that could render certain Chyron products to be obsolete, a highly competitive environment, competitors with significantly greater financial resources, new product introductions by competitors, seasonality, fluctuations in quarterly operating results, ability to maintain adequate levels of working capital, the viability of the OTC Bulletin Board as a trading platform and expansion into new markets.

- TABLES FOLLOW -

CHYRON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In U.S. dollar thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004

Net sales	$ 6,808	$ 6,334	$25,129	$23,238
Gross profit	4,358	3,189	15,583	13,489
Operating expenses:
Selling, general and administrative	2,930	2,460	11,884	10,028
Research and development	739	793	2,867	3,357
Total operating expenses	3,669	3,253	14,751	13,385
Operating income (loss)	689	(64)	832	104
Interest and other income (expense), net	6	161	(126)	201
Net income	695	97	706	305

Net income per common share -
basic and diluted:	$ .02	$ .00	$ .02	$ .01

Weighted average number of common and
common equivalent shares outstanding -
Basic	41,376	40,826	41,350	40,770
Diluted	41,708	41,192	41,644	41,375

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In U.S. dollar thousands)

	December 31,	December 31,
	2005	2004
Assets:
Cash and cash equivalents	$ 2,331	$ 2,855
Accounts receivable, net	4,613	3,388
Inventories, net	2,492	2,570
Other current assets	283	718
Total current assets	9,719	9,531
Non-current assets	659	774
Total assets	$10,378	$10,305

Liabilities and shareholders' deficit:
Current liabilities	$ 6,255	$ 5,758
Non-current liabilities	4,716	5,868
Total liabilities	10,971	11,626

Shareholders' deficit	(593)	(1,321)
Total liabilities and shareholders' deficit	$10,378	$10,305

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